UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   MCGLOTHLIN, JAMES W
   UNITED COMPANY
   BOX 1280
   GLENWAY AVENUE
   BRISTOL, VA  24203
   USA
2. Issuer Name and Ticker or Trading Symbol
   BASSETT FURNITURE INDUSTRIES, INC
   BSET
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   JANUARY 12 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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                             |      |    |                  |   |           |4468               |D     |                           |
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                             |1-17-9|P   |5000              |A  |24.945     |5000               |I     |UNITED CO                  |
                             |7     |    |                  |   |           |                   |      |                           |
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                             |1-20-9|P   |5000              |A  |24.625     |10000              |I     |UNITED CO                  |
                             |7     |    |                  |   |           |                   |      |                           |
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                             |2-05-9|P   |1000              |A  |24.375     |1000               |I     |UNIFUND                    |
                             |7     |    |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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*OPTION (RIGHT TO BUY)  |27.75   |     |    |           |   |10-01|3-31-|COMMON      |500    |       |500         |D  |            |
                        |        |     |    |           |   |-94  |2004 |            |       |       |            |   |            |
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*OPTION (RIGHT TO BUY)  |26.50   |     |    |           |   |10-03|4-02-|COMMON      |500    |       |500         |D  |            |
                        |        |     |    |           |   |-95  |2005 |            |       |       |            |   |            |
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*OPTION (RIGHT TO BUY)  |25.75   |     |    |           |   |10-02|4-02-|COMMON      |500    |       |500         |D  |            |
                        |        |     |    |           |   |-96  |2006 |            |       |       |            |   |            |
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*OPTION (RIGHT TO BUY)  |23.875  |     |    |           |   |10-01|4-02-|COMMON      |500    |       |500         |D  |            |
                        |        |     |    |           |   |-97  |2007 |            |       |       |            |   |            |
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*OPTION (RIGHT TO BUY)  |27.75   |11-07|A   |2500       |A  |5-07-|11-06|COMMON      |2500   |       |2500        |D  |            |
                        |        |-97  |    |           |   |98   |-07  |            |       |       |            |   |            |
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Explanation of Responses:
*GRANTED UNDER THE 1993 STOCK PLAN FOR NON-EMPLOYEE
DIRECTRS.
SIGNATURE OF REPORTING PERSON
JAMES W MCGLOTHLIN
DATE
1-12-98